Press Release
FOR RELEASE: June 27, 2024

APOGEE ENTERPRISES REPORTS FISCAL 2025 FIRST QUARTER RESULTS

•Net sales decrease of 8%, to $332 million
•Operating margin improves to 12.5%; adjusted operating margin of 12.8%
•Diluted EPS grows to $1.41; adjusted diluted EPS increases 37% to $1.44
•Raising full-year EPS outlook

MINNEAPOLIS, MN, June 27, 2024 – Apogee Enterprises, Inc. (Nasdaq: APOG) today reported its results for the first quarter of fiscal 2025. The Company reported the following selected financial results:

	Three Months Ended
(Unaudited, $ in thousands, except per share amounts)	June 1, 2024	May 27, 2023	% Change
Net Sales	$331,516	$361,713	(8.3)%
Operating income	$41,381	$33,767	22.5%
Operating margin	12.5%	9.3%	34.4%
Diluted earnings per share	$1.41	$1.05	34.3%
Additional Non-GAAP Measures[1]
Adjusted operating income	$42,503	$33,767	25.9%
Adjusted operating margin	12.8%	9.3%	37.6%
Adjusted diluted earnings per share	$1.44	$1.05	37.1%
Adjusted EBITDA	$52,622	$43,761	20.2%
Adjusted EBITDA margin	15.9%	12.1%	31.4%

“Our team continued to drive operational execution across the business, delivering significant operating income growth and record adjusted EPS, despite continued volume pressure,” said Ty R. Silberhorn, Chief Executive Officer. “As we look ahead, we continue to expect pressure on volume and pricing through the remainder of the fiscal year, due to softening end markets. We are focused on continuing to deliver results in this environment, while investing to position the Company for long-term growth.”

1 Adjusted operating income, adjusted operating margin, adjusted diluted earnings per share (EPS), adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. See Use of Non-GAAP Financial Measures and reconciliations to the most directly comparable GAAP measures later in this press release.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

First-Quarter Consolidated Results (First Quarter Fiscal 2025 compared to First Quarter Fiscal 2024)

•Net sales decreased 8.3% to $331.5 million, primarily driven by lower volume.

•Gross margin improved by 410 basis points to 29.8%, primarily driven by a more favorable mix of projects in Architectural Services, favorable material costs, lower insurance-related costs, and productivity gains, partially offset by the impact of lower volume.

•Selling, general and administrative (SG&A) expenses as a percent of net sales increased 90 basis points to 17.3%, primarily due to unfavorable sales leverage, partially offset by lower bad debt expense.

•Operating income increased to $41.4 million, and operating margin was 12.5%. Adjusted operating income grew 25.9% to $42.5 million and adjusted operating margin improved to 12.8%. The 350 basis point improvement in adjusted operating margin was primarily driven by a more favorable mix of projects in Architectural Services, favorable material costs, lower insurance-related costs, productivity gains, and lower bad debt expense, which more than offset the impact of lower volume and unfavorable segment mix.

•Interest expense was $0.5 million, compared to $2.0 million, primarily driven by lower average debt levels.

•Diluted earnings per share (EPS) increased to $1.41 compared to $1.05. Adjusted diluted EPS grew 37.1% to $1.44, primarily driven by higher adjusted operating income and lower interest expense.

First Quarter Segment Results (First Quarter Fiscal 2025 Compared to First Quarter Fiscal 2024)

Architectural Framing Systems
Architectural Framing Systems net sales were $133.2 million, compared to $164.2 million, primarily reflecting reduced volume due to lower end-market demand and the exit of certain lower-margin product lines as part of Project Fortify. Operating income was $18.3 million, which included $1.0 million of restructuring charges. Adjusted operating income was $19.3 million, or 14.5% of net sales, compared to $19.9 million, or 12.1% of net sales. The 240 basis point improvement in adjusted operating margin was primarily driven by favorable material costs, favorable mix, productivity gains and lower bad debt expense, partially offset by the impact of lower volume.

Architectural Glass
Architectural Glass net sales were $86.7 million, compared to $97.2 million, reflecting lower volume due to lower end-market demand, partially offset by improved pricing. Operating income increased to $17.1 million, or 19.7% of net sales, compared to $16.5 million, or 17.0% of net sales. The 270 basis point improvement in operating margin was primarily driven by productivity gains, and improved pricing, partially offset by the impact of lower volume.

Architectural Services
Architectural Services net sales grew 10.7% to $99.0 million, compared to $89.4 million, primarily due to a more favorable mix of projects and increased volume. Operating income increased to $5.6 million, or 5.7% of net sales, compared to an operating loss of $0.6 million, primarily driven by a more favorable mix of projects. Segment backlog2 at the end of the quarter increased by 7.3% to $866.9 million, compared to $807.8 million at the end of the fourth quarter of fiscal 2024.

2 Backlog is a non-GAAP financial measure. See Use of Non-GAAP Financial Measures later in this press release for more information.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Large-Scale Optical
Large-Scale Optical net sales were $21.2 million, compared to $22.5 million, primarily reflecting lower volume in the retail channel, partially offset by a more favorable mix. Operating income was $4.8 million, or 22.9% of net sales, compared to $5.5 million, or 24.6% of net sales. The 170 basis point decline in operating margin primarily reflects the impact of lower volume, partially offset by cost savings and improved mix.

Corporate and Other
Corporate and other expense was $4.5 million, compared to $7.6 million, primarily due to lower insurance-related costs.

Financial Condition
Net cash provided by operating activities was $5.5 million, compared to $21.3 million in last year’s first quarter, primarily driven by increased cash used for working capital. Capital expenditures were $7.2 million, compared to $7.4 million last year. During the quarter, the Company repurchased $15.1 million of stock.

Quarter-end long-term debt was $77.0 million, compared to $62.0 million at the end of fiscal 2024. The net leverage ratio3 as of the end of the quarter was 0.2x compared to 0.1x at the end of fiscal 2024.

Fiscal 2025 Outlook
The Company continues to expect a full-year net sales decline in the range of 4% to 7%. This range includes approximately 2 percentage points of decline related to fiscal 2025 reverting to a 52-week year, and approximately 1 percentage point of decline related to the actions of Project Fortify to eliminate certain lower-margin product and service offerings.

The Company is increasing its outlook for full-year diluted EPS to a range of $4.56 to $4.88 and adjusted diluted EPS to a range of $4.65 to $5.004. The Company continues to expect the impact of the reversion to a 52-week year will reduce adjusted diluted EPS by approximately $0.20 compared to fiscal 2024 and that there will be no material impact to adjusted diluted EPS related to the adverse net sales impact of Project Fortify.

The Company now expects a total of $15 million to $16 million of pre-tax charges in connection with Project Fortify leading to annualized cost savings of $12 million to $14 million. The Company continues to expect approximately 60% of these savings will be realized in fiscal 2025, and the remainder in fiscal 2026, with approximately 70% of the savings to be realized in Architectural Framing Systems, 20% in Architectural Services, and 10% in Corporate and Other, with the plan to be substantially complete in the third quarter of fiscal 2025.

The Company continues to expect an effective tax rate of approximately 24.5%, and capital expenditures between $40 to $50 million.

Conference Call Information
The Company will host a conference call today at 8:00 a.m. Central Time to discuss this earnings release. This call will be webcast and is available in the Investor Relations section of the Company’s website, along with presentation slides, at https://www.apog.com/events-and-presentations. A replay and transcript of the webcast will be available on the Company’s website for one year from the date of the conference call.

3 Net leverage ratio is a non-GAAP financial measure. See Use of Non-GAAP Financial Measures later in this press release for more information.
4 See reconciliation of Fiscal 2025 estimated adjusted diluted earnings per share to GAAP diluted earnings per share later in this press release.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

About Apogee Enterprises
Apogee Enterprises, Inc. (Nasdaq: APOG) is a leading provider of architectural products and services for enclosing buildings, and high-performance glass and acrylic products used for preservation, energy conservation, and enhanced viewing. Headquartered in Minneapolis, MN, our portfolio of industry-leading products and services includes high-performance architectural glass, windows, curtainwall, storefront and entrance systems, integrated project management and installation services, as well as value-added glass and acrylic for custom picture framing and displays. For more information, visit www.apog.com.

Use of Non-GAAP Financial Measures
Management uses non-GAAP measures to evaluate the Company’s historical and prospective financial performance, measure operational profitability on a consistent basis, as a factor in determining executive compensation, and to provide enhanced transparency to the investment community. Non-GAAP measures should be viewed in addition to, and not as a substitute for, the reported financial results of the Company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies. This release and other financial communications may contain the following non-GAAP measures:

•Adjusted operating income, adjusted operating margin, adjusted net earnings, adjusted effective tax rate, and adjusted diluted EPS are used by the Company to provide meaningful supplemental information about its operating performance by excluding amounts that are not considered part of core operating results to enhance comparability of results from period to period.
•Adjusted EBITDA represents adjusted net earnings before interest, taxes, depreciation, and amortization. The Company believes adjusted EBITDA and adjusted EBITDA margin metrics provide useful information to investors and analysts about the Company’s core operating performance.
•Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The Company considers this measure an indication of its financial strength. However, free cash flow does not fully reflect the Company’s ability to freely deploy generated cash, as it does not reflect, for example, required payments on indebtedness and other fixed obligations.
•Net debt is a non-GAAP measure defined as total debt (current debt plus long-term debt) on our consolidated balance sheet, less cash and cash equivalents. The Company considers this measure helpful to evaluate our capital structure and financial leverage, and our ability to fund investing and financing activities.
•Net leverage ratio is a non-GAAP ratio defined as net debt divided by trailing twelve months adjusted EBITDA. The Company considers this measure helpful to evaluate our capital structure and financial leverage, and our ability to fund investing and financing activities.

Backlog is an operating measure used by management to assess future potential sales revenue. Backlog is defined as the dollar amount of signed contracts or firm orders, generally as a result of a competitive bidding process, which is expected to be recognized as revenue and is most meaningful for the Architectural Services Segment due to the longer-term nature of their projects. Backlog is not a term defined under U.S. GAAP and is not a measure of contract profitability. Backlog should not be used as the sole indicator of future revenue because the Company has a substantial number of projects with short lead times that book-and-bill within the same reporting period that are not included in backlog.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “should” and similar expressions are intended to identify “forward-looking statements”. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the results, performance, financial condition, prospects and opportunities of the Company, including the following: (A) North American and global economic conditions, including the cyclical nature of the North American and Latin American non-residential construction industries and the potential impact of an economic downturn or recession; (B) U.S. and global instability and uncertainty arising from events outside of our control; (C) actions of new and existing competitors; (D) departure of key personnel and ability to source sufficient labor; (E) product performance, reliability and quality issues; (F) project management and installation issues that could affect the profitability of individual contracts; (G) dependence on a relatively small number of customers in one operating segment; (H) financial and operating results that could differ from market expectations; (I) self-insurance risk related to a material product liability or other events for which the Company is liable; (J) maintaining our information technology systems and potential cybersecurity threats; (K) cost of regulatory compliance, including environmental regulations; (L) supply chain disruptions, including fluctuations in the availability and cost of materials used in our products and the impact of trade policies and regulations, including potential future tariffs; (M) integration of acquisitions and management of acquired contracts; (N) impairment of goodwill or indefinite-lived intangible assets; (O) our ability to successfully manage and implement our enterprise strategy; (P) our ability to maintain effective internal controls over financial reporting; (Q) our judgements regarding the accounting for tax positions and the resolution of tax disputes; (R) the impact of cost inflation and interest rates; and (S) the impact of changes in capital and credit markets on our liquidity and cost of capital. The Company cautions investors that actual future results could differ materially from those described in the forward-looking statements and that other factors may in the future prove to be important in affecting the Company’s results, performance, prospects, or opportunities. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. More information concerning potential factors that could affect future financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 2, 2024, and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact
Jeff Huebschen
Vice President, Investor Relations & Communications
952.487.7538
ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statements of Income
(Unaudited)

	Three Months Ended
(In thousands, except per share amounts)	June 1, 2024	May 27, 2023	% Change
Net sales	$331,516	$361,713	(8.3)%
Cost of sales	232,661	268,727	(13.4)%
Gross profit	98,855	92,986	6.3%
Selling, general and administrative expenses	57,474	59,219	(2.9)%
Operating income	41,381	33,767	22.5%
Interest expense, net	450	2,036	(77.9)%
Other expense (income), net	(143)	288	N/M
Earnings before income taxes	41,074	31,443	30.6%
Income tax expense	10,063	7,867	27.9%
Net earnings	$31,011	$23,576	31.5%

Basic earnings per share	$1.42	$1.08	31.5%
Diluted earnings per share	$1.41	$1.05	34.3%
Weighted average basic shares outstanding	21,823	21,883	(0.3)%
Weighted average diluted shares outstanding	22,061	22,386	(1.5)%
Cash dividends per common share	$0.25	$0.24	4.2%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Business Segment Information
(Unaudited)
	Three Months Ended
(In thousands)	June 1, 2024	May 27, 2023	% Change
Segment net sales
Architectural Framing Systems	$133,172	$164,162	(18.9)%
Architectural Glass	86,703	97,202	(10.8)%
Architectural Services	99,027	89,418	10.7%
Large-Scale Optical	21,204	22,456	(5.6)%
Intersegment eliminations	(8,590)	(11,525)	(25.5)%
Net sales	$331,516	$361,713	(8.3)%
Segment operating income (loss)
Architectural Framing Systems	$18,336	$19,945	(8.1)%
Architectural Glass	17,091	16,521	3.5%
Architectural Services	5,623	(596)	N/M
Large-Scale Optical	4,846	5,525	(12.3)%
Corporate and other	(4,515)	(7,628)	(40.8)%
Operating income	$41,381	$33,767	22.5%
Segment operating margin
Architectural Framing Systems	13.8%	12.1%
Architectural Glass	19.7%	17.0%
Architectural Services	5.7%	(0.7)%
Large-Scale Optical	22.9%	24.6%
Corporate and other	N/M	N/M
Operating margin	12.5%	9.3%
N/M - Indicates calculation is not meaningful
•Segment net sales is defined as net sales for a certain segment and includes revenue related to intersegment transactions.
•Net sales intersegment eliminations are reported separately to exclude these sales from our consolidated total.
•Segment operating income is equal to net sales, less cost of goods sold, SG&A, and any asset impairment charges associated with the segment.
•Segment operating income includes operating income related to intersegment sales transactions and excludes certain corporate costs that are not allocated at a segment level. We report these unallocated corporate costs separately in Corporate and Other.
•Operating income does not include any other income or expense, interest expense or a provision for income taxes.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands)	June 1, 2024	March 2, 2024
Assets
Current assets
Cash and cash equivalents	$30,363	$37,216
Receivables, net	183,270	173,557
Inventories, net	80,495	69,240
Contract assets	43,957	49,502
Other current assets	34,417	29,124
Total current assets	372,502	358,639
Property, plant and equipment, net	242,292	244,216
Operating lease right-of-use assets	38,726	40,221
Goodwill	129,042	129,182
Intangible assets, net	64,981	66,114
Other non-current assets	41,436	45,692
Total assets	$888,979	$884,064
Liabilities and shareholders' equity
Current liabilities
Accounts payable	82,841	84,755
Accrued compensation and benefits	28,900	53,801
Contract liabilities	36,377	34,755
Operating lease liabilities	12,090	12,286
Other current liabilities	66,895	59,108
Total current liabilities	227,103	244,705
Long-term debt	77,000	62,000
Non-current operating lease liabilities	30,462	31,907
Non-current self-insurance reserves	30,859	30,552
Other non-current liabilities	43,600	43,875
Total shareholders’ equity	479,955	471,025
Total liabilities and shareholders’ equity	$888,979	$884,064

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Statement of Cash Flows
(Unaudited)
	Three Months Ended
(In thousands)	June 1, 2024	May 27, 2023
Operating Activities
Net earnings	$31,011	$23,576
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	9,976	10,282
Share-based compensation	2,704	2,178
Deferred income taxes	3,466	(165)
Loss (gain) on disposal of assets	22	(27)
Non-cash lease expense	2,895	2,714
Other, net	(925)	(432)
Changes in operating assets and liabilities:
Receivables	(9,845)	(13,476)
Inventories	(11,337)	(2,068)
Contract assets	5,511	14,368
Accounts payable	(1,871)	(8,390)
Accrued compensation and benefits	(24,850)	(13,312)
Contract liabilities	1,648	8,158
Operating lease liability	(3,007)	(3,101)
Accrued income taxes	6,535	7,590
Other current assets and liabilities	(6,480)	(6,608)
Net cash provided by operating activities	5,453	21,287
Investing Activities
Capital expenditures	(7,229)	(7,398)
Proceeds from sales of property, plant and equipment	40	66
Purchases of marketable securities	(740)	—
Sales/maturities of marketable securities	600	400
Net cash used by investing activities	(7,329)	(6,932)
Financing Activities
Proceeds from revolving credit facilities	30,000	105,852
Repayments on revolving credit facilities	(15,000)	(105,000)
Repurchase of common stock	(15,061)	(5,193)
Dividends paid	—	(5,245)
Other, net	(4,865)	(1,677)
Net cash used by financing activities	(4,926)	(11,263)
Effect of exchange rates on cash	(51)	77
(Decrease) increase in cash and cash equivalents	(6,853)	3,169
Cash and cash equivalents at beginning of period	37,216	21,473
Cash and cash equivalents at end of period	$30,363	$24,642
Non-cash Activity
Dividends declared but not yet paid	$5,409	$—

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Earnings and Adjusted Diluted Earnings per Share
(Unaudited)

	Three Months Ended
(In thousands)	June 1, 2024	May 27, 2023
Net earnings	$31,011	$23,576
Restructuring charges (1)	1,122	—
Income tax impact on above adjustments (2)	(275)	—
Adjusted net earnings	$31,858	$23,576

	Three Months Ended
	June 1, 2024	May 27, 2023
Diluted earnings per share	$1.41	$1.05
Restructuring charges (1)	0.05	—
Income tax impact on above adjustments (2)	(0.01)	—
Adjusted diluted earnings per share	$1.44	$1.05

Weighted average diluted shares outstanding	22,061	22,386

(1)	Restructuring charges related to Project Fortify, including $0.4 million of employee termination costs and $0.7 million of other costs.
(2)	Income tax impact calculated using an estimated statutory tax rate of 24.5%, which reflects the estimated blended statutory tax rate for the jurisdictions in which the charge or income occurred.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Operating Income (Loss) and Adjusted Operating Margin
(Unaudited)

	Three Months Ended June 1, 2024
(In thousands)	Architectural Framing Systems	Architectural Glass	Architectural Services	LSO	Corporate and Other	Consolidated
Operating income (loss)	$18,336	$17,091	$5,623	$4,846	$(4,515)	$41,381
Restructuring charges (1)	998	—	—	—	124	1,122
Adjusted operating income (loss)	$19,334	$17,091	$5,623	$4,846	$(4,391)	$42,503

Operating margin	13.8%	19.7%	5.7%	22.9%	N/M	12.5%
Restructuring charges (1)	0.7	—	—	—	N/M	0.3
Adjusted operating margin	14.5%	19.7%	5.7%	22.9%	N/M	12.8%

	Three Months Ended May 27, 2023
(In thousands)	Architectural Framing Systems	Architectural Glass	Architectural Services	LSO	Corporate and Other	Consolidated
Operating income (loss)	$19,945	$16,521	$(596)	$5,525	$(7,628)	$33,767

Operating margin	12.1%	17.0%	(0.7)%	24.6%	N/M	9.3%

(1)	Restructuring charges related to Project Fortify, including $0.4 million of employee termination costs and $0.7 million of other costs.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin (Earnings before interest, taxes, depreciation and amortization)
(Unaudited)

	Three Months Ended
(In thousands)	June 1, 2024	May 27, 2023
Net earnings	$31,011	$23,576
Income tax expense	10,063	7,867
Interest expense, net	450	2,036
Depreciation and amortization	9,976	10,282
EBITDA	$51,500	$43,761
Restructuring charges (1)	1,122	—
Adjusted EBITDA	$52,622	$43,761

EBITDA Margin	15.5%	12.1%
Adjusted EBITDA Margin	15.9%	12.1%

(1)	Restructuring charges related to Project Fortify, including $0.4 million of employee termination costs and $0.7 million of other costs.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Measure - Net Leverage Ratio
(Unaudited)

Net Debt (In thousands)	June 1, 2024		March 2, 2024
Total debt	$77,000		$62,000
Less: Cash and cash equivalents	30,363		37,216
Net Debt	$46,637		$24,784

	Trailing twelve months ending
Adjusted EBITDA	June 1, 2024		March 2, 2024
Net earnings	$107,048		$99,613
Income tax expense	31,836		29,640
Interest expense, net	5,083		6,669
Depreciation and amortization	41,282		41,588
EBITDA	$185,249		$177,510
Restructuring charges (1)	13,525		12,403
NMTC settlement gain (2)	(4,687)		(4,687)
Adjusted EBITDA	$194,087		$185,226

Net Leverage	June 1, 2024		March 2, 2024
Net Debt	$46,637		$24,784
Adjusted EBITDA	194,087		185,226
Net Leverage Ratio	0.2	x	0.1	x

(1)	Restructuring charges related to Project Fortify, including $6.2 million of asset impairment charges, $5.9 million of employee termination costs and $0.3 million of other costs incurred in fiscal 2024 and $0.4 million of employee termination costs and $0.7 million of other costs incurred in the first quarter of fiscal 2025.
(2)	Realization of a New Market Tax Credit (NMTC) benefit during the second quarter of fiscal 2024, which was recorded in other expense (income), net.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Fiscal 2025 Outlook
Reconciliation of Fiscal 2025 outlook of estimated Diluted Earnings per Share to Adjusted Diluted Earnings per Share
(Unaudited)

	Fiscal Year Ending March 1, 2025
	Low Range	High Range
Diluted earnings per share	$4.56	$4.88
Restructuring charges (1)	0.12	0.16
Income tax impact on above adjustments per share	(0.03)	(0.04)
Adjusted diluted earnings per share	$4.65	$5.00

(1)	Restructuring charges related to Project Fortify.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com